Exhibits 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 28, 2026, which includes an explanatory paragraph relating to Graf Industrial Corp. II’s ability to continue as a going concern, relating to the financial statements of Graf Industrial Corp. II as of May 22, 2026 and for the period from January 29, 2026 (inception) through May 22, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 28, 2026